Exhibit F-2

                                        July 8, 1997


To:  Securities and Exchange Commission
     Washington, D.C. 20549

Re:  File No. 70-8879: EUA Cogenex Corporation and EUA Cogenex-
     Canada Inc.-Formation of a Joint Venture Energy Conservation
     Services Company


Ladies and Gentlemen:

     As special Canadian counsel to EUA Cogenex Corporation ("Cogenex") and EUA Cogenex-Canada Inc.("Cogenex-Canada"), we are furnishing this opinion letter to be used in connection with the application-declaration on Form U-1 (the "Application-Declaration") dated June 26, 1996 and Amendment No. 2 dated July 8, 1997, filed jointly by Cogenex and Cogenex-Canada with the Securities and Exchange Commission (the "Commission") under the Public Utility Holding Company Act of 1935, File No. 8879 (the "Application-Declaration") with respect to the execution and delivery of a joint venture agreement between Monenco Agra, Inc. and a new wholly-owned Canadian subsidiary ("Newco") of Cogenex-Canada to provide energy conservation services, as more fully described in the Application-Declaration (the "Proposed Transaction").

     It is our opinion, subject to the additional assumptions, exceptions and qualifications hereinafter stated, that, if the Proposed Transaction is consummated in accordance with the Application-Declaration:

     (a) all laws of Ontario and laws of Canada applicable therein which are relevant to the Proposed Transaction will have been complied with by Cogenex-Canada;

     (b) Newco will have been incorporated, validly organized and will be duly existing under the Canada Business Corporations Act, the shares in the capital of Newco registered in the name of Cogenex-Canada will have been validly issued as fully paid and non-assessable shares;

     (c) according to the corporate records of Newco, Cogenex-Canada will be the only shareholder of Newco and will be the registered holder of shares in the capital of Newco. In this capacity, Cogenex-Canada will be entitled to the rights and privileges, and be subject to the restrictions and conditions, attached to such shares which are set forth in the articles of incorporation of Newco and in the Canada Business Corporations Act;

     (d) Cogenex-Canada is a validly organized and duly existing corporation under the Canada Business Corporations Act;
          and

     (e) Newco will have the capacity to issue valid and binding debt securities.

Materials Reviewed

     In this capacity, we have examined originals, or copies certified or otherwise identified to our satisfaction, of:

     (a)  the proposed Articles of Incorporation of Newco;

     (b)  proposed By-Law 1 of Newco; and

     (c)  the Application-Declaration.

     This opinion in addition to being subject to the consummation of the Proposed Transaction in accordance with the Application-Declaration is also subject to the following additional assumptions, exceptions and qualifications:

      1. the accuracy of information furnished to us as to the due authorization of Cogenex-Canada to acquire the common shares of Newco;

      2. that the enforceability of the Proposed Transaction may be subject to and affected by general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law) and the exercise of equitable powers by a court of competent jurisdiction (and no opinion is given herein as to specific performance or as to the availability of other equitable remedies or equitable relief of any kind).
The validity and enforceability of provisions inserted in any agreement or instrument that purport to sever from the agreement or instrument any provision that is prohibited or unenforceable under applicable law without affecting the enforceability or validity of the remainder of the agreement or instrument would be determined only in the discretion of the court.

     This opinion relates only to the federal laws of Canada and the laws of the Province of Ontario and we express no opinion with respect to any other jurisdiction.

Assumption and Fact Reliance

     We have examined originals or copies, certified or otherwise identified to our satisfaction, of such public or corporate records, certificates, instruments and other documents and have considered such questions of law as we have deemed relevant and necessary as a basis for the opinions hereinafter expressed. In such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity to authentic original documents of all documents submitted to us as copies, whether facsimile, photostatic, certified or otherwise.

     We consent to the use of this opinion in connection with the Application-Declaration filed with the Commission.


                                        Yours truly,


                                        /s/ JOHNSTON & BUCHAN
                                        JOHNSTON & BUCHAN